EXHIBIT 6.1

                                   AMENDMENT
                               EXCHANGE AGREEMENT

      THIS AMENDED EXCHANGE AGREEMENT ("Agreement"), dated effective as of September 9, 1999 is by and between DIPPY FOODS, INC., a Nevada corporation ("Dippy Nevada") DIPPY FOODS, INC., a California corporation ("Dippy California"), and certain shareholders of Dippy Nevada as listed on Exhibit "A" attached hereto and incorporated herein by reference (the "Dippy Nevada Shareholders") (collectively, the "Parties").


                                   WITNESSETH

     WHEREAS, as of the date hereof, Dippy California has 10,000,000 shares of common stock authorized, of which 6,400,000 are outstanding and held by the
Shareholders   listed   in   Section   1.1   hereof   ("the   Dippy   California
Shareholders");

     WHEREAS, Dippy Nevada is a publicly traded company;

     WHEREAS, the Dippy California Shareholders agree and desire to exchange their shares of Dippy California for shares of common stock of Dippy Nevada on the terms and conditions set forth in this Exchange Agreement (hereinafter called the "Agreement");

     WHEREAS, Dippy Nevada desires to exchange newly issued shares of common stock of Dippy Nevada for all of the shares of common stock of Dippy California ("the Shares") held by the Dippy California Shareholders on the terms and conditions set forth herein;

     WHEREAS, Dippy California desires to become a wholly-owned subsidiary of Dippy Nevada;

     WHEREAS, Dippy Nevada desires to conduct a private offering after the Exchange occurs (the "Private Offering") as set forth below; and

     WHEREAS, the Parties hereby set forth the generally proposed terms of the transaction set forth herein, but intend to undertake the final transaction, if applicable, under one the various provisions of the Internal Revenue Code (including without limitation Sections 351, 368 and 721 of the Code) such that cash payable hereunder, including the funds raised in the Private Offering, shall be used to retire debt of Dippy California and such that securities transferred herein qualify as tax free transactions.

     NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed by and among the Parties as follows:


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

                                  THE EXCHANGE

     1.1 Exchange  of  Shares.  Upon  execution of this Agreement as provided in
Section 5.1 hereto (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Dippy California Shareholders listed below will exchange their shares of common stock of Dippy Nevada in the following denominations ("Exchange"):

          NEVADA              SHARES OF DIPPY CALIFORNIA     SHARES OF DIPPY
    NAME OF SHAREHOLDER            TO BE SURRENDERED         TO BE RECEIVED
--------------------------   ----------------------------   ----------------
Jon Stevenson                         5,500,000                4,000,000
Bromley Howser                          250,000                  125,000
Dan Williams                            250,000                  125,000
Steven and Vicki Johnson                 11,428                    5,714
Sarah Ellis                              12,000                    6,000
James Meyer & Marguerite                 24,000                   12,000
Sadovski
Ronald and Julie Kewish                  12,000                    6,000
Joe Vivalacqua                           14,400                    7,200
David and Janice Burks                   57,140                   28,570
Michelle Ambrosio                        11,428                    5,714
Diana Hrechdaikian                       12,000                    6,000
Patricia and Kenneth Loer                12,000                    6,000
John and Virginia Vanore                 11,428                    5,714
Michael Alan Craig                       11,428                    5,714
Shirley Cohen                            11,428                    5,714
Dominic Ioffrida                        250,000                  125,000
Stuart James Deakyne                     11,428                    5,714
Mells and Nahrin Lachin                  12,000                    6,000
Ronald Gray                              31,428                   15,714
Jeffrey and Naomi Rockenmacher           16,000                    8,000
Michael and Judy Falk                    13,428                    6,714
Harriet Hill                             22,856                   11,428
Arthur Linderman                         11,428                    5,714
Jeremy Mason                             26,428                   13,214
Wendy Klatzker                           11,428                    5,714
Shirley Cohen                            20,000                   10,000
Shirleen Jones                           11,428                    5,714
                                        -------                  -------
 TOTAL                                6,638,532                4,569,266

     Upon completion of the Exchange, Dippy California shall be a wholly owned subsidiary of Dippy Nevada. (The combined companies shall hereafter be referred to simply as "Dippy Nevada.")

     1.2 Instruments of Conveyance and Transfer. At the Closing, the Dippy California Shareholders shall deliver a certificate or certificates representing their entire share ownership in Dippy California to Dippy Nevada sufficient to transfer all right, title, and interest in the share to Dippy Nevada. Concurrently at the closing, Dippy Nevada shall deliver to the Dippy California Shareholders a certificate or certificates representing

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

shares of common stock of Dippy Nevada in the same denominations as set forth in
Section 1.1 hereof sufficient to transfer all right, title, and interest in those shares to the Dippy California Shareholders.

     1.3 Consideration for the Exchange. In consideration for the Exchange, Dippy California shall receive a total amount of $200,000 ("Exchange Price") from Dippy Nevada prior to the Closing. Dippy California hereby acknowledges receipt of $200,000 having been paid in full as agreed.


                                  ARTICLE TWO
                              THE PRIVATE OFFERING

     2.1 The Private Offering. Upon completion of the Exchange as set forth in Article One of this Agreement, Dippy Nevada shall use its best efforts to issue and sell shares in a Private Offering under Regulation D of the Securities Act of 1933, as amended (the "Act"), to raise a minimum of $700,000 and a maximum $885,000. The Private Offering shall be conducted in accordance with all rules and regulations of the Act as well as with any and all rules and regulations of any state in which the Private Offering is sold

     2.2 Consideration by Dippy Nevada Shareholders. Certain individuals and entities own freely tradable shares of common stock of "Dippy Nevada (the "Dippy Nevada Shareholders").


                                 ARTICLE THREE
                       USE OF PROCEEDS AND CAPITALIZATION

     3.1 Use of Proceeds. Dippy Nevada hereby agrees that to the following uses of proceeds received under this Agreement and in the Private Offering:

          a. $115,000 gross proceeds to be received prior to Closing, shall first be used to pay or pre-pay any required fees and expenses of accountants to prepare audited financial statements of Dippy Nevada and of attorneys to prepare the Private Offering documents. Any remaining proceeds of the $115,000 shall be used primarily to retire debt of Dippy California, with 10% of the remaining proceeds to be available for working capital.

          b. The gross proceeds to be received from the Private Offering, if any, or, alternatively, from the sale of the Pledge Shares, shall first be used to pay any additional fees and expenses of accountants, attorneys, and other required professionals. After the professional fees are paid, the remaining proceeds shall be used primarily to retire debt of Dippy California, with 10% of the remaining proceeds to be available for working capital.

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

                                  ARTICLE FOUR
                        REPRESENTATIONS AND COVENANTS OF
                                   THE PARTIES


     4.1 Representations and Warranties of Dippy California. Dippy California hereby represents and warrants that:

          a. Dippy California is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. It has all requisite corporate power, franchises, licenses, permits, and authority to won its properties and assets and to carry on its business as it has been and is being conducted. Dippy California is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined below) on Dippy California. For purposes of this Agreement, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity.

          b. The Dippy California Shares were duly authorized by the appropriate corporate action of Dippy California.

     4.2 Representations and Warranties of the Dippy California Shareholders. The Dippy California Shareholders hereby represent and warrant that, on the Closing Date as defined in Section 5.1 below, the Dippy California Shareholders shall transfer title, in and to the Dippy California Share, to Dippy Nevada free and lear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent, other than any legends required by the securities laws.

     4.3 Representations and Warranties of Dippy Nevada. Dippy Nevada hereby represents and warrants that:

          a. Dippy Nevada is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Dippy Nevada is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect on Dippy Nevada.

          b. Dippy Nevada is an "Accredited Investor" as defined in Regulation D of the Securities Act of 1933 (the "Act").

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

          c. Dippy Nevada's own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

          d. Dippy Nevada will not sell or otherwise transfer the Dippy California Shares without registration under the Act or an exemption therefrom and fully understands and agrees that Dippy Nevada must bear the economic risk of Dippy Nevada's purchase for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, asigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

          e. On the Closing Date as defined in Section 5.1 below, Dippy Nevada shall transfer title, in and to the newly issued Dippy Nevada Shares to Dippy California Shareholders free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent, other than any legends required by the securities laws.

     4.4 Representations and Warranties of the Dippy Nevada Shareholders. The Dippy Nevada Shareholders hereby collectively represent and warrant that they each are the sole legal and beneficial owners of the number of shares of common stock of Dippy Nevada set forth next to their name on Exhibit A and that, if required by the terms of this Agreement, they can immediately transfer title, in and to the Dippy Nevada Shares owned by them to the Dippy Nevada free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent, other than any legends required by the securities laws.


                                  ARTICLE FIVE
                        CLOSING AND DELIVERY OF DOCUMENTS

     5.1 Closing. The Closing shall be deemed to have occurred upon execution of this Agreement. Immediately upon such execution, the following shall occur as single integrated transaction.

     5.2 Delivery by Dippy Nevada. Dippy Nevada shall deliver the certificates representing the shares of common stock to the Dippy California Shareholders as required by Section 1.1 and shall deliver to Dippy California the Purchase Price as required in Section 1.3.

     5.3   Delivery  by  Dippy   California   Shareholders.   Dippy   California
Shareholders shall deliver to Dippy Nevada the stock certificates and any and all instruments of conveyance and transfer required by Section 1.2.

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
                                   ARTICLE SIX
                                  MISCELLANEOUS

     6.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

     6.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight, delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

       If to Dippy California or
       The Dippy California Shareholders:      Dippy Foods, Inc.
                                               379 Newport Avenue
                                               Long Beach, CA 90814
                                               Attention: Jon Stevenson
                                               Fax: 562/439-7904

       If to Dippy Nevada or the
       Dippy Nevada Shareholders:              Dippy Foods, Inc.
                                               1090 W. Pender, #400
                                               Vancouver, BC V6C 2N7
                                               Attention: Susan Jeffs, Esq.
                                               Fax: 604/682-6509

       With copies to:                         Gary M. Wynn, Esq.
                                               P.O. Box 1652
                                               Big Bear Lake, Ca 92315
                                               Fax: (909) 866-8255

     The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven calendar days after deposit thereof in the United States mail.

     6.3 Waiver and Amendment.  Any term,  provision  covenant,  representation, warranty of condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

     6.4 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

     6.5 Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of California or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement.

     6.6 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

     6.7 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

     6.8 Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

     6.9 Shareholder and Director Approval. All of the provisions of this Agreement, including the Closing, are expressly contingent upon the approval of the shareholder and directors of both Dippy Nevada and Dippy California. Such approvals shall be evidenced by an executed Certificate of the Secretary of Dippy Nevada in

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

substantially the form set forth in Exhibit C attached hereto. If any required approvals are not received, this Attachment shall be automatically and immediately terminated and of no effect and all Parties shall return or cause to be returned any documents or items of value received in connection with this Agreement. Further, the parties agree to keep the terms and subject of this Agreement confidential and shall not disclose same to any third parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date of first written hereinabove.


DIPPY NEVADA                                DIPPY CALIFORNIA
DIPPY FOOD, INC.                            DIPPY FOODS, INC.,
A Nevada corporation                        a California corporation

/s/  Jon Stevenson                          /s/  Jon Stevenson
-----------------------                     -------------------------
By:                                         By: Jon Stevenson
President                                   President


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